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                                                                  EXHIBIT 6.11.1

INSTRUMENT PREPARED BY
D. Helen Ford, Esquire
Greenberg Traurig, P.A.
111 North Orange Avenue, 20th Floor
Orlando, Florida 32801



---------------------SPACE ABOVE THIS LINE FOR RECORDING DATA-------------------



                                    MORTGAGE

         THIS MORTGAGE (the "Mortgage"), dated as of May 6, 1999 ("Effective Date"), by MIRACOM CORPORATION, a Nevada corporation, authorized to do business in the State of Florida (the "Mortgagor"), to STONESTREET INVESTMENTS, INC., a Florida corporation (the "Mortgagee").

                              W I T N E S S E T H:

         That for good and valuable consideration, and also in consideration of the aggregate sum named in the Mortgage Note of even date herewith, hereinafter described, the Mortgagor hereby grants, bargains, sells, aliens, remises, conveys and confirms unto the Mortgagee, all that certain land of which the Mortgagor is now seized and in possession situate in Seminole County, Florida, more particularly described on Exhibit "A" attached hereto and incorporated herein by reference (the "Land"):

         TOGETHER WITH the following, whether now owned or hereafter acquired by
Mortgagor: (a) all improvements now or hereafter attached to or placed, erected, constructed or developed on the Land (the "Improvements"); (b) all fixtures (the "Fixtures") now or hereafter attached to or used in or about the Improvements, or which Fixtures are or may be used in or related to the operation of the Land and the Improvements, if any; (c) all permits, licenses, approvals and vested rights, sewer rights, water and water rights, timber, crops, mineral interests, development rights, franchises, certificates, and all other rights obtained in connection with the Land, the Improvements or the Fixtures; (d) all plans and specifications for Improvements; (e) all proceeds arising from the sale, lease or other disposition of the Land, the Improvements or the Fixtures; (f) all proceeds from the taking of any of the Land, the Improvements, the Fixtures or any rights appurtenant thereto by right of eminent domain or by private or other purchase in lieu thereof; (g) all right, title and interest of Mortgagor in and to all streets, roads, public places, easements and rights-of-way, existing or proposed, public or private, adjacent to or used in connection with the Land;
(h) any leases, rents, profits, revenues or other benefits of the Land,





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the Improvements or the Fixtures, (i) all rights, hereditaments and appurtenances pertaining to the foregoing; and (j) all renewals of or replacements or substitutions for any of the foregoing. The above-described property is collectively referred to herein as the "Mortgaged Property".

         TO HAVE AND TO HOLD the Mortgaged Property, together with the rights, privileges and appurtenances thereto belonging, unto Mortgagee, and its successors and assigns, forever, and Mortgagor hereby binds itself and its successors and assigns to warrant and forever defend the Mortgaged Property unto Mortgagee, and its successors and assigns, against the claims of all persons claiming or to claim the same or any part thereof.

                                    ARTICLE I
                                  INDEBTEDNESS

         This Mortgage is given to secure the indebtedness evidenced by the Mortgage Note ("the Note") of even date herewith in the original principal amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00), executed by Mortgagor, payable to the order of Mortgagee, and bearing interest and being payable as set forth therein, and all extensions, modifications, increases, and renewals thereof made from time to time. The obligations herein described are hereinafter collectively called the "Indebtedness." All payments on the Indebtedness shall be payable at the address of Mortgagee as set forth below.

                                   ARTICLE II
                     REPRESENTATIONS, WARRANTIES, COVENANTS
                           AND AGREEMENTS OF MORTGAGOR

         Mortgagor does hereby covenant, warrant and represent to and agree with Mortgagee as follows:

         2.1 Title to Mortgaged Property. Except for those certain items listed and described on Exhibit "B" attached hereto and by this reference made a part hereof (collectively, the "Permitted Exceptions"), Mortgagor has good and indefeasible title to the Land and the Improvements, and good and marketable title to the Fixtures, free and clear of any liens, charges, encumbrances, security interests, and adverse claims whatsoever.

         2.2 Taxes and Assessments. Mortgagor shall pay all taxes and assessments against or affecting the Mortgaged property as the same become due and payable.

         2.3 Insurance. Mortgagor shall keep the Mortgaged Property insured against loss or damage by fire, and such other risks as Mortgagee in its reasonable discretion may require. The policy or policies of such insurance shall be in the form in general use from time to time in the locality in which the Mortgaged Property is situated, shall be in such amount as Mortgagee may reasonably require, shall be issued by a company or companies reasonably approved by Mortgagee, and shall contain a standard mortgagee clause with loss payable to Mortgagee.



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                                   ARTICLE III

                                  MISCELLANEOUS

         3.1 Attorneys' Fees. In the event of a dispute regarding, arising out of, or in connection with the breach, enforcement, or interpretation of this Mortgage and the Indebtedness (regardless of whether legal proceedings are instituted), the prevailing party shall recover all costs and reasonable attorneys' fees incurred in connection therewith, including without limitation at the pre-trial, trial and appellate levels, and any costs of collection.

         3.2 Release of Lien. If Mortgagor shall perform each and every one of the covenants and agreements contained in the Note and in this Mortgage, then this conveyance shall become null and void and shall be released by Mortgagee.

         3.3 Successors and Assigns. The covenants herein contained shall bind, and the benefits and advantages shall inure to, the respective successors and assigns of the parties.

         3.4 Severability. If any provision of this Mortgage is held to be illegal, invalid, or unenforceable under present or future laws effective while this Mortgage is in effect, the legality, validity and enforceability of the remaining provisions of this Mortgage shall not be affected thereby.

         3.5 Notice. Any notice, demand or other instrument authorized or required by this Mortgage or the Note to be served on or given to Mortgagor or Mortgagee shall be served on or given to Mortgagor and Stonestreet Investments, Inc. at the address indicated below:

         If to Mortgagee:           StoneStreet Investments, Inc.
                                    298 Lake Markham Road
                                    Sanford, Florida 32771
                                    Attn.: Michael Fouts, President
                                    Facsimile No.: (407) 772-8738

         If to Mortgagor:           Miracom Corporation
                                    1180 Spring Centre South Boulevard
                                    Suite 310
                                    Altamonte Springs, Florida  32714
                                    Attn: David McComas, President
                                    Facsimile No.: (407) 772-8738

         With a copy to:            Greenberg Traurig, P.A.
                                    111 North Orange Avenue, Suite 2050
                                    Orlando, Florida 32801
                                    Attn.: Sandra C. Gordon, Esquire
                                    Facsimile No.: (407) 420-5909





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or at such address as may be furnished from time to time by written notice conforming herewith.

                                   ARTICLE IV
                                EVENTS OF DEFAULT

         Each and every one of the following shall constitute an "Event of Default":

         4.1 Failure to Pay Indebtedness. Any of the Indebtedness is not paid when due by Mortgagor, and remains unpaid after lapse of the curative period provided in the Note.

         4.2 Nonperformance of Covenants. Any other term or covenant in the Note or this Mortgage is not fully performed, or any other event of default occurs thereunder or hereunder, for a period of thirty (30) days after receipt by Mortgagor of written notice from Mortgagee.

                                    ARTICLE V
                                    REMEDIES

         5.1 Acceleration. After an Event of Default, Mortgagee may declare the entire unpaid balance of the Note immediately due and payable without notice.

         5.2 Receiver or Foreclosure. After an Event of Default, Mortgagee may apply to any court of competent jurisdiction for the appointment of a receiver or similar official to manage and operate the Mortgaged Property, or any part thereof, and to apply the net rents and profits therefrom to the payment of the interest and/or principal of the Note and/or any other obligations of Mortgagor to Mortgagee hereunder. After an Event of Default, Mortgagee shall also have the right to foreclose this Mortgage and in case of sale in an action or proceeding to foreclose this Mortgage, Mortgagee shall have the right to sell the Mortgaged Property covered hereby in parts or as an entirety.



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         IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first above written.


Signed, sealed and delivered
in the presence of:                         MORTGAGOR:

                                            MIRACOM CORPORATION,
                                            a Nevada corporation



/s/ Michael Fouts                           By: /s/  David McComas
--------------------------------                --------------------------------
Print Name:                                 Name:  David McComas
           ---------------------            Title: President
                                                   (Corporate Seal)

--------------------------------
Print Name:
           ---------------------




STATE OF FLORIDA
COUNTY OF SEMINOLE

         The foregoing Mortgage and Security Agreement was acknowledged before me this 1st day of June, 1999, by DAVID MCCOMAS, as President of Miracom Corporation. He is personally known to me or has produced _____________________ as identification.

                                      /s/ Jennie I. Mandl
                                      ------------------------------------------
                                      NOTARY PUBLIC
                                      Print Name:
                                      My Commission Expires:



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                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF THE LAND

PARCEL A:

Lot 1 (less the South 37.65 feet) and the East 2.97 feet of Lot 2 (less the South 37.65 feet), Block 3, Tier 3, FLORIDA LAND AND COLONIZATION COMPANY LIMITED, E. R. TRAFFORD'S MAP OF THE TOWN OF SANFORD, according to the Plat thereof as recorded in Plat Book 1, Pages 56 through 64, of the Public Records of Seminole County, Florida.

PARCEL B:

Lot 4, Block 4, Tier 3, FLORIDA LAND AND COLONIZATION COMPANY LIMITED, E. R. TRAFFORD'S MAP OF THE TOWN OF SANFORD, according to the Plat thereof as recorded in Plat Book 1, Pages 56 through 64, of the Public Records of Seminole County, Florida.



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                                   EXHIBIT "B"

                              PERMITTED EXCEPTIONS

As to Parcels A and B:

1. General taxes for the year 1999 and thereafter, not yet due and payable.

2. All matters as shown on the Plat of said Subdivision of FLORIDA LAND AND COLONIZATION COMPANY LIMITED, E. R. TRAFFORD'S MAP OF THE TOWN OF SANFORD, according to the Plat thereof as recorded in Plat Book 1, Pages 56 through 64, of the Public Records of Seminole County, Florida.

3. Mortgage executed by Miracom Corporation, a Nevada corporation, in favor of Eugene W. Gramzow, Trustee for the Eugene W. Gramzow Revocable Trust dated February 3, 1998, dated May 6, 1999 and filed for record May 13, 1999, in Official Records Book 3649, Pages 1271 through 1278 inclusive, of the Public Records of Seminole County, Florida in the original principal sum of Three Hundred Fifty Thousand Dollars ($350,000.00).

As to Parcel B only:

1. Mortgage executed by StoneStreet Investments, Inc., a Florida corporation in favor of Louis J. Venturello and Colleen E. Venturello, Husband and Wife, dated February 15, 1999 and filed for record February 19, 1999 in Official Records Book 3595, Page 1198, of the Public Records of Seminole County, Florida in the original principal sum of $20,500.00.

2. Right of Way Agreement to the City of Sanford, a Florida Municipal Corp., recorded in Official Records Book 3008, Page 1253, of the Public Records of Seminole County, Florida.








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